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                                 EXHIBIT 99.2


                              CLICK COMMERCE, INC.
                      200 EAST RANDOLPH STREET, 49TH FLOOR
                                CHICAGO, IL 60601



                                 March 14, 2003

Insight Venture Management, LLC
680 Fifth Avenue
8th Floor
New York, NY 10019
Attention:  Jeff Horing, Partner

Ladies and Gentlemen:

         You have requested certain information about the properties, employees, finances, businesses and operations of Click Commerce, Inc. (the "Company") to enable you to evaluate a possible transaction with the Company. As a condition to your being furnished with such information, we request that you confirm and agree to the provisions of this letter agreement.

         You hereby agree to treat any and all information concerning the Company, which is furnished to you by or on behalf of the Company (the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" shall not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by you or your partners, bona fide sources of financing for the transaction contemplated hereby, managers, affiliates, controlling persons, principals, directors, officers, employees, agents or advisors (including, without limitation, attorneys, consultants, accountants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives"), (b) was or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation to the Company, (c) was available to you (other than as contemplated by the following sentence) on a non-confidential basis prior to its disclosure by the Company or the Company's Representatives, or (d) was independently developed by you or your Representatives without reference to or use of the Evaluation Material. You further knowledge and agree that information provided to Jerry Murdock, in his position as a director of the Company, shall be considered to be and treated as Evaluation Material (and subject to the provisions of this Agreement), and he shall remain subject, at all times, to his fiduciary duties to the Company with respect thereto at all times.

         You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you or your affiliates, and that such information will be kept confidential by you and your Representatives; provided, however, that (a) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof), and (b) any disclosure of such information may be made to which the Company consents in writing.


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Insight Venture Management, LLC
March 12, 2003
Page 2


         In addition, without the prior written consent of the Company or, subject to the following and except as required by law, you will not, and will direct your Representatives not to, disclose to any person that (a) any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and you if such discussions or negotiations take place, or (b) any terms, conditions or other facts with respect to any such possible transaction or the status thereof; provided, however, that nothing herein shall prevent you from making such disclosures as are required by applicable laws, rules and obligations, including, without limitation, U.S. federal securities laws, if the Company has received timely advance notice of such required disclosure and had an opportunity to discuss the basis for such disclosure requirement and the substance of the information proposed to be disclosed with you and your counsel.

         In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order, which protective order will be sought by the Company on a timely basis, or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you have advised the Company that your counsel has advised you to disclose Evaluation Material, you may disclose that portion of the Evaluation Material which your counsel advises that you are compelled to disclose and you will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. The Company will reimburse you for reasonable expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by you in connection any extraordinary efforts taken to obtain such assurance or confidential treatment. In any event, you will not oppose any reasonable action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. In the event you or your Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by you or your Representatives without any liability hereunder.

         Until the earliest of (a) the execution by you of a definitive agreement regarding the acquisition of the Company; (b) the execution by the Company of a definitive agreement regarding an acquisition of the Company by a third party; or (c) one year from the date of this agreement, you agree not to solicit for employment any of the officers of the Company so long as such officers are employed by the Company or to initiate or maintain any contact (except for those contacts made in the ordinary course of business or those contacts arising from your (or such affiliates') capacity as a stockholder or director of the Company) with any officer or employee of the Company, except with the written permission of the Company. In order to coordinate and arrange appropriate contacts for due diligence purposes, all (a) communications regarding any possible transaction between the Company and you, and (b) requests for additional information, will be submitted or directed to Michael W. Nelson, Vice President and Chief Financial Officer or Mark A. Harris, the Company's special counsel for this matter.


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Insight Venture Management, LLC
March 12, 2003
Page 3


         You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company. It is understood that the scope of any representations and warranties, if any, to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

         To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

         In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Board of Directors of the Company or except as required in connection with (1) any direct consensual discussions between you or your Representatives and the Company or its Representatives or (2) any participation by you or your Representatives in any formal process that may hereafter be established by the Company to consider proposed transactions such as that contemplated by your letter of March 4, 2003, for a period of time equal to the shorter of (i) one year from the date of this Agreement or (ii) six months from the date on which you inform the Company in writing of your decision not to pursue a transaction as contemplated by this Agreement, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended), acting alone or as part of a group, will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition of any of the securities (or beneficial ownership thereof, or any rights or options with respect thereto) or assets of the Company (other than (x) securities or rights to acquire securities of the Company currently held directly or indirectly by you, your affiliates or limited partners thereof, (y) securities or rights to acquire securities of the Company issued to you, your affiliates or limited partners thereof by the Company in the ordinary course of business, or (z) open market purchases by you, your affiliates or limited partners thereof not in excess of 1% of the aggregate voting securities of the Company), (B) any tender or exchange offer or merger or other business combination involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any of the



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Insight Venture Management, LLC
March 12, 2003
Page 4

Company's securities or seek to advise or influence any person or entity with respect to the voting of any of the Company's securities, other than discussions with respect to the voting of the Company's securities or solicitations of proxies, in each case in the ordinary course of your business and not in connection with any transaction or other activity contemplated by this paragraph; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) other than a group that includes you or your Representatives in connection with the transaction contemplated hereby; (c) otherwise act, alone or in concert with others, to seek to control or influence the Company's management, Board of Directors or policies (the parties acknowledging that Jerry Murdock is currently a member of the Company's Board of Directors); (d) take any action that might require you or the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions, negotiations, understandings or arrangements with any third party (other than your Representatives) with respect to any of the foregoing. In the event that
(x) the Company enters into or publicly consents to a transaction involving a "Change in Control", or (y) any third party or entity, or any group acting in concert, commences a publicly-announced offer regarding a Change in Control transaction that is contested by the Company or that has not been approved or endorsed by the Company's Board of Directors at the time of commencement of such offer, then the restrictions and limitations contained in the immediately preceding sentence shall not apply, unless such proposed "Change in Control" transaction is terminated; provided, however, that, in the case of transactions described in clause (y) above, neither you nor any of your affiliates (nor any person acting on behalf of or in concert with your or any your affiliates) will, directly or indirectly, participate in or facilitate such offer, join in or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) that includes the third party that made such offer or any of such third party's affiliates, or otherwise act, alone or in concert, to advise, assist or encourage such offer. For the purposes of the foregoing, a transaction shall be deemed to involve a "Change in Control" if the transaction would involve any of the following: (I) any person or entity, or any group acting in concert, shall beneficially own, directly or indirectly, in excess of fifty percent (50%) of the total voting power represented by the then outstanding voting securities of the Company; or (II) a merger, combination, consolidation or reorganization of the Company, other than a merger, combination, consolidation or reorganization which would result in (A) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction and (B) at least such 51% of the voting power continuing to be held in the aggregate by the holders of the voting securities of the Company immediately prior to such transaction; or (III) all or substantially all of the assets of the Company are sold or otherwise disposed of, whether in one transaction or a series of transactions. As used herein, the term "voting securities" shall mean any securities, which vote generally in the election of directors. You also agree during the term of this paragraph (as described in clause (i) and (ii) above) not to request that the Company (or its directors, officers, employees or agents), directly or indirectly, agree to amend or waive any provision of this paragraph (including this sentence).

         You hereby acknowledge that you are aware and that you will advise your Representatives that the federal and state securities laws prohibit any person who has material,


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Insight Venture Management, LLC
March 12, 2003
Page 5

non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction which is the subject of this letter within a reasonable time or within five days after being so requested by the Company, you shall, at your election, return or certify the destruction of all documents and copies thereof furnished to you by the Company ; provided, however, that (i) if a legal proceeding has been instituted to seek disclosure of any of the Evaluation Material, the Evaluation Material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered and (ii) one copy of any item of written Evaluation Material may be retained by your legal counsel for record retention purposes only. Any destruction of materials shall be verified by you in writing and signed by one of your officers. An Evaluation Material that is not returned or destroyed, including, without limitation, any oral Evaluation Material, shall remain subject to the confidentiality obligations set forth in this agreement.

         You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

         It is understood and agreed that money damages would not be sufficient remedy for any breach of this agreement and that the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

         In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching has incurred in connection with such litigation, including any appeal therefrom.

         This agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to conflict or choice of laws principles. Your obligations under this agreement shall expire one year from the date hereof, except as otherwise explicitly stated above. Any assignment of this agreement without our prior written consent shall be void.

         This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.







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Insight Venture Management, LLC
March 12, 2003
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                                           Very truly yours,

                                           CLICK COMMERCE, INC.





                                           By:    /s/ Justin Dearborn
                                                  ---------------------------
                                           Its:   General Counsel
                                                  ---------------------------



Confirmed and Agreed
INSIGHT VENTURE MANAGEMENT, LLC.
By:  /s/ Blair Flicker
     ----------------------

Its: Legal Director
     ----------------------